Exhibit 8.2

Your Ref:
Our Ref:	SC/vc/
Direct Email:	scourtney@campbells.com.ky

[—] 2009

BY DHL

Changyou.com Limited

East Tower, Jing Yan Building

No. 29 Shijingshan Road, Shijingshan District

Beijing 100043

People’s Republic of China

Dear Sirs:

We have acted as counsel to Changyou.com Limited, a Cayman Islands exempt company (the “Company”), in connection with the filing of a Registration Statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission (File No. 158061), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of Class A Ordinary Shares of the Company, represented by American Depositary Shares (“ADSs”), in an initial public offering.

You have requested our opinion concerning statements under the heading “Taxation – Cayman Islands Taxation” in the prospectus forming a part of the Registration Statement.

We have examined such documents, including the Registration Statement, and matters of law as we have deemed necessary for purposes of this opinion. We have assumed that the transactions described in the Registration Statement will be performed in the manner described therein and that the agreements forms of which are attached as exhibits to the Registration Statement will be performed in accordance with their terms.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

Based on the foregoing, and subject to the limitations and qualifications set forth in this opinion, we confirm that the statements under the heading “Taxation – Cayman Islands Taxation” in the prospectus forming a part of the Registration Statement are accurate under currently applicable Cayman Islands tax law and, to the extent that such statements constitute matters of Cayman Islands tax law or legal conclusions relating to Cayman Islands tax laws, subject to the qualifications therein, represent our opinion.

Our opinion set forth herein is subject to the following limitations and qualifications:

A.	Our opinion is rendered to the Company as of the date of this letter and we undertake no obligation to update it subsequent to the date of this letter.

B.	Any changes or differences in the facts from those disclosed in the Registration Statement will affect our opinion.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

CAMPBELLS